Exhibit 99.1

South Plains Financial, Inc. Reports Fourth Quarter and Year-End 2021 Financial Results

LUBBOCK, Texas, January 27, 2022 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights

●	Net income for the fourth quarter of 2021 was $14.6 million, compared to $15.2 million for the third quarter of 2021 and $15.9 million for the fourth quarter of 2020.
●	Diluted earnings per share for the fourth quarter of 2021 was $0.79, compared to $0.82 for the third quarter of 2021 and $0.87 for the fourth quarter of 2020.
●	Pre-tax, pre-provision income (non-GAAP) for the fourth quarter of 2021 was $18.2 million, compared to $18.9 million for the third quarter of 2021 and $20.0 million for the fourth quarter of 2020.
●	Average cost of deposits for the fourth quarter of 2021 decreased to 23 basis points, compared to 25 basis points for the third quarter of 2021 and 31 basis points for the fourth quarter of 2020.
●	Nonperforming assets to total assets were 0.30% at December 31, 2021, compared to 0.32% at September 30, 2021 and 0.45% at December 31, 2020.
●	Return on average assets for the fourth quarter of 2021 was 1.50% annualized, compared to 1.61% annualized for the third quarter of 2021 and 1.76% annualized for the fourth quarter of 2020.

Full Year 2021 Highlights

●	Total assets were $3.9 billion at December 31, 2021, compared to $3.6 billion at December 31, 2020.
●	Full year net income of $58.6 million in 2021, compared to $45.4 million in 2020.
●	Diluted earnings per share of $3.17 in 2021, compared to $2.47 in 2020.
●	Loans held for investment grew $216.0 million, or 9.7%, during 2021.
●	Efficiency ratio of 67.1% in 2021, compared to 63.0% in 2020.
●	Tangible book value (non-GAAP) per share of $21.51 at December 31, 2021, compared to $18.97 at December 31, 2020.
●	Return on average assets of 1.56% for the full year 2021, compared to 1.31% for 2020.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “Looking back on 2021, we believe our team delivered another year of strong financial results highlighted by 9.7% organic loan growth, year over year, which exceeded our goal of mid-single digit growth. Strength in our local Texas markets combined with the successful execution of our plan to grow our lending team contributed to these results. Importantly, we are approximately halfway to our goal of adding 20 new lenders to our 60-lender team and remain pleased with the quality of bankers that we continue to recruit and hire. This provides us with confidence in our ability to maintain mid to high single-digit loan growth in 2022 as we work to deploy our excess liquidity into attractive yielding organic loans. As we unlock the latent earnings power on our balance sheet, we believe that we will begin to offset the expected decline in our mortgage banking revenues, as we work to deliver sustained earnings and book value growth. That said, we will remain disciplined on credit quality as we grow the Company and remain very pleased with the performance of our enterprise risk management system, which has enabled our team to effectively manage the credit of our loan portfolio through the pandemic.”

Results of Operations, Quarter Ended December 31, 2021

Net Interest Income

Net interest income was $31.4 million for the fourth quarter of 2021, compared to $31.2 million for the third quarter of 2021 and $30.4 million for the fourth quarter of 2020. Net interest margin, calculated on a tax-equivalent basis, was 3.50% for the fourth quarter of 2021, compared to 3.58% for the third quarter of 2021 and 3.64% for the fourth quarter of 2020. The average yield on loans was 4.90% for the fourth quarter of 2021, compared to 4.99% for the third quarter of 2021 and 5.10% for the fourth quarter of 2020. The average cost of deposits was 23 basis points for the fourth quarter of 2021, representing a two basis point decrease from the third quarter of 2021 and an 8 basis point decrease from the fourth quarter of 2020.

Interest income was $34.6 million for the fourth quarter of 2021, compared to $34.4 million for the third quarter of 2021 and $34.0 million for the fourth quarter of 2020. Interest income increased $162 thousand in the fourth quarter of 2021 from the third quarter of 2021 due primarily to an increase of $264 thousand in loan interest income as a result of the growth of $66.1 million in average loans outstanding, partially offset by a decrease of 9 basis points in the yield on loans, during the fourth quarter of 2021. Further, there was approximately four basis points of yield from several large loan payoffs during the fourth quarter of 2021. In the fourth quarter of 2021, interest and fees on Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans declined $729 thousand compared to the third quarter of 2021, as the average balance of PPP loans outstanding decreased $38.6 million during the fourth quarter of 2021 due to PPP loan forgiveness payments received from the SBA during the quarter. Interest income increased $616 thousand in the fourth quarter of 2021 compared to the fourth quarter of 2020, mainly as a result that average loans outstanding were $165.8 million higher, partially offset by a reduction of 20 basis points in the related yield and a decrease of $1.3 million in PPP-related interest and fees in the fourth quarter of 2021. During the fourth quarter of 2021, the Company recognized $1.0 million in deferred PPP-related SBA fees. At December 31, 2021, the Company had $1.9 million of deferred PPP fees that have not been accreted to income, the majority of which are expected to be recognized as PPP loans continue to be forgiven by the SBA over the next several quarters.

Interest expense was $3.2 million for the fourth quarter of 2021, compared to $3.3 million for the third quarter of 2021 and $3.6 million for the fourth quarter of 2020. Interest expense declined 3.3% compared to the third quarter of 2021 as a result of a reduction in interest rates on interest-bearing deposits, partially offset by a higher average balance of these deposits during the quarter. Interest expense decreased $468 thousand compared to the fourth quarter of 2020, with a reduction of 10 basis points in interest rates on interest-bearing deposits partially offset by an increase of $157.1 million in average interest-bearing deposits.

Noninterest Income and Noninterest Expense

Noninterest income was $22.9 million for the fourth quarter of 2021, compared to $25.8 million for the third quarter of 2021 and $26.2 million for the fourth quarter of 2020. The decline from the third quarter of 2021 was primarily due to a decrease of $2.4 million in mortgage banking activities revenue and the seasonal decrease of $1.6 million in income from insurance activities. The decrease in mortgage banking revenues was mainly the result of a reduction of $60.1 million in mortgage loan originations. These decreases were partially offset by an increase in bank card services and interchange fees of $434 thousand during the fourth quarter of 2021, primarily from receiving an incentive bonus related to volume on the Company’s debit card transactions. Additionally, there was a gain on sale of real estate of $579 thousand in the fourth quarter of 2021 resulting from the sale of land that was held for future expansion. The decrease in noninterest income for the fourth quarter of 2021 as compared to the fourth quarter of 2020 was primarily due to a decline of $4.5 million in mortgage banking activities revenue as a result of a reduction of $143.6 million in mortgage loan originations. This decrease was partially offset by the increases in bank card services and interchange fees and gain on sale as noted above.

Noninterest expense was $36.1 million for the fourth quarter of 2021, compared to $38.1 million for the third quarter of 2021 and $36.5 million for the fourth quarter of 2020. The decline from the third quarter of 2021 was primarily the result of a decrease of $2.6 million in personnel expense due to the seasonal decline of $1.1 million in commissions expense on insurance activities and a reduction of $854 thousand in mortgage commissions related to the decline in mortgage loan originations. Partially offsetting these declines was an $881 thousand increase in professional services from the third quarter of 2021. This increase primarily relates to $386 thousand invested in planning the Company’s transition of computing and data storage to the cloud as well as further development of the new customer lead generation initiative and an increase of $274,000 in legal expense. The decrease in noninterest expense for the fourth quarter of 2021 as compared to the fourth quarter of 2020 was primarily driven by a $1.6 million decrease in personnel expense as mortgage commissions were $2.1 million lower, based on the reduction in mortgage loan originations, partially offset by personnel costs reflective of the Company’s stated initiative of growing its loan officer capacity. Also, professional services expense increased $657 thousand primarily as noted above.

Loan Portfolio and Composition

Loans held for investment were $2.44 billion as of December 31, 2021, compared to $2.43 billion as of September 30, 2021 and $2.22 billion as of December 31, 2020. The $8.5 million, or 0.4%, increase during the fourth quarter of 2021 as compared to the third quarter of 2021 was primarily the result of organic net loan growth of $30.5 million, partially offset by a decrease due to SBA forgiveness and repayments of $22.0 million in PPP loans during the fourth quarter of 2021. The organic loan growth remained relationship-focused and occurred in a majority of loan segments, with the largest volume growth in commercial land development loans, commercial retail loans, and direct energy loans. Additionally, there was a $16.5 million reduction in hotel loans, primarily from the early payoff of two credits, and a $10.3 million payoff of a classified commercial credit during the fourth quarter of 2021. As of December 31, 2021, loans held for investment increased $216.0 million, or 9.7%, from December 31, 2020, attributable to organic loan growth experienced in each quarter of 2021, partially offset by SBA forgiveness or repayments, net of originations, of $129.8 million on PPP loans.

Agricultural production loans were $103.0 million as of December 31, 2021, compared to $119.3 million as of September 30, 2021 and $105.9 million as of December 31, 2020. The decrease of $16.4 million from the third quarter of 2021 is due to typical seasonal repayments of these agricultural production loans.

Deposits and Borrowings

Deposits totaled $3.34 billion as of December 31, 2021, compared to $3.21 billion as of September 30, 2021 and $2.97 billion as of December 31, 2020. Deposits increased by $129.0 million, or 4.0%, in the fourth quarter of 2021 from September 30, 2021, with a majority of the increase relating to personal accounts. As of December 31, 2021, deposits increased $366.9 million, or 12.3%, from December 31, 2020. The increase in deposits since December 31, 2020 is primarily a result of organic growth as well as existing customers depositing funds received from PPP loan advances, stimulus checks, and generally maintaining higher liquidity in response to the ongoing COVID-19 pandemic.

Noninterest-bearing deposits were $1.07 billion as of December 31, 2021, compared to $1.05 billion as of September 30, 2021 and $917.3 million as of December 31, 2020. Noninterest-bearing deposits represented 32.1% of total deposits as of December 31, 2021. The change in noninterest-bearing deposit balances at December 31, 2021 compared to September 30, 2021 was an increase of $17.1 million, or 1.6%. The change in noninterest-bearing deposit balances at December 31, 2021 compared to December 31, 2020 was an increase of $154.0 million, or 16.8%. The changes from both compared periods is primarily a result of organic growth as well as existing customers increasing their deposit balances.

Asset Quality

As part of the Bank’s efforts to support its customers and protect the Bank in response to the COVID-19 pandemic, the Bank has provided borrowers impacted by the COVID-19 pandemic with relief by offering varying forms of loan modifications including 90-day payment deferrals, 6-month interest only terms, or in certain select cases periods of longer than 6 months of interest only terms. As of December 31, 2021, there were three total active loan modifications attributed to the COVID-19 pandemic totaling $15.9 million, or 0.7% of the Company’s loan portfolio. All of these active modified loans at December 31, 2021 are in the hotel portfolio and have original modified terms that extended up to 18 months. We expect that these remaining modified loans will return to full payment status at the end of their respective modification periods.

The Company did not record a provision for loan losses in the fourth quarter of 2021 or in the third quarter of 2021, compared to a provision for loan losses of $141 thousand for the fourth quarter of 2020. The Company experienced continued growth in the non-PPP loan portfolio while classified loans decreased by $20.3 million in the fourth quarter of 2021 and annualized net charge-offs increased eight basis points in the fourth quarter of 2021. As a result, the Company determined that no adjustment to the allowance for loan losses was necessary in the fourth quarter of 2021. There is continued uncertainty from the ongoing COVID-19 pandemic (and any current or future variants thereof) and the full extent of the impact on the economy and the Company’s customers remains unknown at this time. Accordingly, additional or reversal of provisions for loan losses may be necessary in future periods.

The ratio of allowance for loan losses to loans held for investment was 1.73% as of December 31, 2021, compared to 1.76% as of September 30, 2021 and 2.05% as of December 31, 2020. The ratio of allowance for loan losses to non-PPP loans held for investment was 1.76% as of December 31, 2021.

The ratio of nonperforming assets to total assets as of December 31, 2021 was 0.30%, compared to 0.32% as of September 30, 2021 and 0.45% at December 31, 2020. Annualized net charge-offs were 0.11% for the fourth quarter of 2021, compared to 0.03% for the third quarter of 2021 and 0.11% for the fourth quarter of 2020.

Conference Call

South Plains will host a conference call to discuss its fourth quarter and year-end 2021 financial results today, January 27, 2022, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13726192. The replay will be available until February 10, 2022.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the ongoing COVID-19 pandemic and other future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic (and any current or future variants thereof) on our customers, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Selected Income Statement Data:
Interest income	$34,600	$34,438	$33,016	$32,982	$33,984
Interest expense	3,151	3,260	3,423	3,438	3,619
Net interest income	31,449	31,178	29,593	29,544	30,365
Provision for loan losses	-	-	(2,007)	89	141
Noninterest income	22,928	25,791	22,250	26,500	26,172
Noninterest expense	36,132	38,063	36,778	37,057	36,504
Income tax expense	3,631	3,716	3,422	3,738	3,968
Net income	14,614	15,190	13,650	15,160	15,924
Per Share Data (Common Stock):
Net earnings, basic	0.82	0.85	0.76	0.84	0.88
Net earnings, diluted	0.79	0.82	0.74	0.82	0.87
Cash dividends declared and paid	0.09	0.09	0.07	0.05	0.05
Book value	22.94	22.34	21.81	20.75	20.47
Tangible book value (non-GAAP)	21.51	20.90	20.35	19.28	18.97
Weighted average shares outstanding, basic	17,777,542	17,931,174	18,039,553	18,069,186	18,053,467
Weighted average shares outstanding, dilutive	18,433,038	18,463,697	18,553,050	18,511,120	18,366,129
Shares outstanding at end of period	17,760,243	17,824,094	18,014,398	18,053,229	18,076,364
Selected Period End Balance Sheet Data:
Cash and cash equivalents	486,821	327,600	383,949	413,406	300,307
Investment securities	724,504	752,562	777,613	777,208	803,087
Total loans held for investment	2,437,577	2,429,041	2,303,462	2,242,676	2,221,583
Allowance for loan losses	42,098	42,768	42,963	45,019	45,553
Total assets	3,901,855	3,774,175	3,712,915	3,732,894	3,599,160
Interest-bearing deposits	2,269,855	2,157,981	2,159,554	2,193,427	2,057,029
Noninterest-bearing deposits	1,071,367	1,054,264	998,941	962,205	917,322
Total deposits	3,341,222	3,212,245	3,158,495	3,155,632	2,974,351
Borrowings	122,168	122,121	125,965	164,553	223,532
Total stockholders’ equity	407,427	398,276	392,815	374,671	370,048
Summary Performance Ratios:
Return on average assets	1.50%	1.61%	1.46%	1.66%	1.76%
Return on average equity	14.39%	15.24%	14.27%	16.51%	17.53%
Net interest margin (1)	3.50%	3.58%	3.42%	3.52%	3.64%
Yield on loans	4.90%	4.99%	4.97%	5.07%	5.10%
Cost of interest-bearing deposits	0.35%	0.37%	0.40%	0.41%	0.45%
Efficiency ratio	66.07%	66.45%	70.52%	65.76%	64.19%
Summary Credit Quality Data:
Nonperforming loans	10,598	10,895	12,538	14,316	14,964
Nonperforming loans to total loans held for investment	0.43%	0.45%	0.54%	0.64%	0.67%
Other real estate owned	1,032	1,081	1,146	1,377	1,353
Nonperforming assets to total assets	0.30%	0.32%	0.37%	0.42%	0.45%
Allowance for loan losses to total loans held for investment	1.73%	1.76%	1.87%	2.01%	2.05%
Net charge-offs to average loans outstanding (annualized)	0.11%	0.03%	0.01%	0.11%	0.11%

	As of and for the quarter ended
	December 31 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Capital Ratios:
Total stockholders’ equity to total assets	10.44%	10.55%	10.58%	10.04%	10.28%
Tangible common equity to tangible assets (non-GAAP)	9.85%	9.94%	9.94%	9.39%	9.60%
Common equity tier 1 to risk-weighted assets	12.91%	12.68%	13.14%	13.23%	12.96%
Tier 1 capital to average assets	10.77%	10.83%	10.54%	10.35%	10.24%
Total capital to risk-weighted assets	18.40%	18.21%	18.95%	19.24%	19.08%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2021			December 31, 2020

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,469,703	$29,940	4.81%	$2,157,510	$27,712	5.11%
Loans - PPP	48,033	1,143	9.44%	194,413	2,452	5.02%
Debt securities - taxable	507,948	2,174	1.70%	554,480	2,567	1.84%
Debt securities - nontaxable	219,812	1,458	2.63%	207,453	1,452	2.78%
Other interest-bearing assets	359,088	192	0.21%	242,241	137	0.22%

Total interest-earning assets	3,604,584	34,907	3.84%	3,356,097	34,320	4.07%
Noninterest-earning assets	260,211			252,574

Total assets	$3,864,795			$3,608,671

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,864,373	904	0.19%	$1,720,778	1,138	0.26%
Time deposits	337,449	1,016	1.19%	323,921	1,196	1.47%
Short-term borrowings	4	-	0.00%	18,344	2	0.04%
Notes payable & other long-term borrowings	-	-	0.00%	75,000	40	0.21%
Subordinated debt securities	75,752	1,012	5.30%	75,572	1,013	5.33%
Junior subordinated deferrable interest debentures	46,393	219	1.87%	46,393	230	1.97%

Total interest-bearing liabilities	2,323,971	3,151	0.54%	2,260,008	3,619	0.64%
Demand deposits	1,093,352			942,799
Other liabilities	44,620			44,556
Stockholders’ equity	402,852			361,308

Total liabilities & stockholders’ equity	$3,864,795			$3,608,671

Net interest income		$31,756			$30,701
Net interest margin (2)			3.50%			3.64%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Twelve Months Ended
	December 31, 2021			December 31, 2020

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,302,413	$112,255	4.88%	$2,181,118	$116,753	5.35%
Loans - PPP	117,788	8,290	7.04%	144,514	5,130	3.55%
Debt securities - taxable	532,272	9,292	1.75%	547,107	11,852	2.17%
Debt securities - nontaxable	219,385	5,872	2.68%	158,482	4,489	2.83%
Other interest-bearing assets	336,081	565	0.17%	184,262	1,100	0.60%

Total interest-earning assets	3,507,939	136,274	3.88%	3,215,483	139,324	4.33%
Noninterest-earning assets	261,140			249,536

Total assets	$3,769,079			$3,465,019

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,841,678	4,163	0.23%	$1,653,088	6,337	0.38%
Time deposits	329,509	4,130	1.25%	331,623	5,557	1.68%
Short-term borrowings	8,045	5	0.06%	19,404	104	0.54%
Notes payable & other long-term borrowings	19,641	38	0.19%	107,045	558	0.52%
Subordinated debt securities	75,699	4,056	5.36%	38,747	2,223	5.74%
Junior subordinated deferrable interest debentures	46,393	880	1.90%	46,393	1,167	2.52%

Total interest-bearing liabilities	2,320,965	13,272	0.57%	2,196,300	15,946	0.73%
Demand deposits	1,016,835			888,653
Other liabilities	42,654			41,573
Stockholders’ equity	388,625			338,493

Total liabilities & stockholders’ equity	$3,769,079			$3,465,019

Net interest income		$123,002			$123,378
Net interest margin (2)			3.51%			3.84%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2021	December 31, 2020

Assets
Cash and due from banks	$68,425	$76,146
Interest-bearing deposits in banks	418,396	224,161
Federal funds sold	—	—
Investment securities	724,504	803,087
Loans held for sale	76,507	111,477
Loans held for investment	2,437,577	2,221,583
Less: Allowance for loan losses	(42,098)	(45,553)
Net loans held for investment	2,395,479	2,176,030
Premises and equipment, net	57,699	60,331
Goodwill	19,508	19,508
Intangible assets	5,895	7,562
Mortgage servicing assets	19,700	9,049
Other assets	115,742	111,809
Total assets	$3,901,855	$3,599,160

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$1,071,367	$917,322
Interest-bearing deposits	2,269,855	2,057,029
Total deposits	3,341,222	2,974,351
Other borrowings	-	101,550
Subordinated debt securities	75,775	75,589
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	31,038	31,229
Total liabilities	3,494,428	3,229,112
Stockholders’ Equity
Common stock	17,760	18,076
Additional paid-in capital	133,215	141,112
Retained earnings	242,750	189,521
Accumulated other comprehensive income (loss)	13,702	21,339
Total stockholders’ equity	407,427	370,048
Total liabilities and stockholders’ equity	$3,901,855	$3,599,160

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Interest income:
Loans, including fees	$31,082	$30,133	$120,540	$121,733
Other	3,518	3,851	14,496	16,498
Total Interest income	34,600	33,984	135,036	138,231
Interest expense:
Deposits	1,920	2,334	8,293	11,894
Subordinated debt securities	1,012	1,013	4,056	2,223
Trust preferred subordinated debentures	219	230	880	1,167
Other	-	42	43	662
Total Interest expense	3,151	3,619	13,272	15,946
Net interest income	31,449	30,365	121,764	122,285
Provision for loan losses	-	141	(1,918)	25,570
Net interest income after provision for loan losses	31,449	30,224	123,682	96,715
Noninterest income:
Service charges on deposits	1,940	1,861	6,963	7,032
Income from insurance activities	2,168	2,160	8,314	7,644
Mortgage banking activities	12,397	16,925	59,726	65,042
Bank card services and interchange fees	3,479	2,845	12,239	10,035
Other	2,944	2,381	10,227	9,532
Total Noninterest income	22,928	26,172	97,469	101,603
Noninterest expense:
Salaries and employee benefits	21,549	23,117	93,360	89,220
Net occupancy expense	3,600	3,762	14,560	14,658
Professional services	2,269	1,612	6,752	6,322
Marketing and development	1,068	899	3,225	3,088
Other	7,646	7,114	30,133	28,427
Total noninterest expense	36,132	36,504	148,030	141,715
Income before income taxes	18,245	19,892	73,121	56,603
Income tax expense (benefit)	3,631	3,968	14,507	11,250
Net income	$14,614	$15,924	$58,614	$45,353

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2021	December 31, 2020

Loans:
Commercial Real Estate	$755,444	$663,344
Commercial - Specialized	378,725	311,686
Commercial - General	460,024	518,309
Consumer:
1-4 Family Residential	387,690	360,315
Auto Loans	240,719	205,840
Other Consumer	68,113	67,595
Construction	146,862	94,494
Total loans held for investment	$2,437,577	$2,221,583

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2021	December 31, 2020

Deposits:
Noninterest-bearing demand deposits	$1,071,367	$917,322
NOW & other transaction accounts	465,741	332,829
MMDA & other savings	1,464,376	1,398,699
Time deposits	339,738	325,501
Total deposits	$3,341,222	$2,974,351

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Pre-tax, pre-provision income
Net income	$14,614	$15,190	$13,650	$15,160	$15,924
Income tax expense	3,631	3,716	3,422	3,738	3,968
Provision for loan losses	-	-	(2,007)	89	141
Pre-tax, pre-provision income	$18,245	$18,906	$15,065	$18,987	$20,033

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Tangible common equity
Total common stockholders’ equity	$407,427	$398,276	$392,815	$374,671	$370,048
Less: goodwill and other intangibles	(25,403)	(25,804)	(26,226)	(26,648)	(27,070)

Tangible common equity	$382,024	$372,472	$366,589	$348,023	$342,978

Tangible assets
Total assets	$3,901,855	$3,774,175	$3,712,915	$3,732,894	$3,599,160
Less: goodwill and other intangibles	(25,403)	(25,804)	(26,226)	(26,648)	(27,070)

Tangible assets	$3,876,452	$3,748,371	$3,686,689	$3,706,246	$3,572,090

Shares outstanding	17,760,243	17,824,094	18,014,398	18,053,229	18,076,364

Total stockholders’ equity to total assets	10.44%	10.55%	10.58%	10.04%	10.28%
Tangible common equity to tangible assets	9.85%	9.94%	9.94%	9.39%	9.60%
Book value per share	$22.94	$22.34	$21.81	$20.75	$20.47
Tangible book value per share	$21.51	$20.90	$20.35	$19.28	$18.97